CURTIS C. FARMER NAMED COMERICA’S CHIEF EXECUTIVE OFFICER; RALPH W. BABB, JR. ASSUMES TITLE OF EXECUTIVE CHAIRMAN

DALLAS / April 23, 2019 – Comerica Incorporated (NYSE: CMA) today announced that Curtis C. Farmer, President, Comerica Incorporated and Comerica Bank, has been named Chief Executive Officer (CEO) and President of Comerica Incorporated and Comerica Bank. Ralph W. Babb, Jr. has been named Executive Chairman, Comerica Incorporated and Comerica Bank. Farmer will continue reporting to Babb, and both Farmer and Babb will continue serving as members of the Comerica Incorporated Board of Directors and the Comerica Bank Board of Directors. In addition, as Executive Chairman, Babb will continue to chair the Comerica Incorporated Board of Directors and the Comerica Bank Board of Directors.

As CEO, Farmer, 56, will be responsible for all lines of business and Credit, as well as Comerica’s support and operations teams, including Finance, Human Resources, Risk, Technology, Legal and Marketing. The Audit department will continue to report directly to the Audit Committee of the Comerica Incorporated Board of Directors.

“Curt’s focus on relationship banking and his experience in the financial services industry, as well as at Comerica, make him ideally suited for the role of CEO,” said Babb. “I believe that Curt’s strong leadership, integrity, and commitment to our customers, colleagues and the communities we serve will further Comerica’s success in the years to come.”

Farmer joined Comerica as executive vice president of Wealth Management in 2008, from Wachovia Bank, where he spent 23 years. He was named Vice Chairman of Comerica's Retail Bank and Wealth Management divisions in 2011, and was named President of Comerica Incorporated and Comerica Bank in 2015, adding the Business Bank to his areas of responsibility. In 2018, Farmer’s responsibilities expanded to include Technology and Operations. Farmer was named to Comerica Incorporated’s Board of Directors in 2018. In 2019, he began overseeing Credit.

Farmer holds a bachelor's degree from Wake Forest University, where he also earned his master’s degree in business administration. Active in the community, Farmer’s board affiliations include Wake Forest University, Wake Forest Baptist Medical Center and the Circle 10 Council of the Boys Scouts of America, where he currently serves as President.

Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Dallas, Texas, and strategically aligned by the Business Bank, the Retail Bank, and Wealth Management. Comerica’s approximately 8,000 colleagues focus on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $69.7 billion at March 31, 2018. To receive e-mail alerts of breaking Comerica news, go to http://www.comerica.com/newsalerts.

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